FOR IMMEDIATE RELEASE
September 21, 2005

Cintas Corporation Reports Growth in First Quarter Fiscal 2006
Revenue and Earnings
•   Total Revenue increases 10.4%
•   Earnings Per Share increases 11.9%

CINCINNATI, OH, September 21, 2005 – Cintas Corporation (Nasdaq: CTAS) today reported revenue for the first quarter of fiscal 2006 of $823.5 million, a 10.4 percent increase from last year’s revenue of $746 million. The Company also reported a 9.5 percent increase in net income of $79.5 million compared to $72.7 million last year. Earnings per diluted share of $.47 increased 11.9 percent from last year’s $.42 per diluted share.

Scott D. Farmer, Chief Executive Officer of Cintas, stated, “On behalf of our Cintas employee-partners, I am proud to report these solid results for the first quarter of fiscal 2006. We grew our total revenue at a double-digit pace. Rental revenue increased 8 percent while Other Services revenue grew 19 percent over the previous year. We continued to show steady improvement in the Company’s organic growth rate. This quarter’s organic growth rate of 8.4 percent compares to 7.5 percent in the fourth quarter of fiscal 2005.”

Mr. Farmer continued, “Gross margins continued to strengthen as well, rising to 43.2 percent compared to 42.7 percent in last year’s first quarter. These margins reflect continued cost reductions and productivity improvements from our Six Sigma initiatives, better capacity utilization and progress in building new business services platforms. These solid results reflect the teamwork and spirit, which our employee-partners exhibit every day at Cintas. We appreciate all of the efforts put forth by our employee-partners across our Company.”

STOCK REPURCHASE PLAN
In the first quarter, the Company continued its stock repurchase program that the Board of Directors had authorized and announced in May 2005. During the quarter, the Company purchased approximately 2.6 million shares. To date, the Company has purchased approximately 4.4 million shares at an average price of approximately $39.50 per share.

STRONG BALANCE SHEET
As of August 31, 2005, the Company had $258 million in cash, cash equivalents and marketable securities, and total debt to capitalization was 19.8 percent. Total shareholders’ equity stood at $2.1 billion as of August 31st.

REVENUE AND EARNINGS GUIDANCE
Mr. Farmer stated, “We are continuing to assess the impact of Hurricane Katrina on our operations. While damage to our facilities appears, at this point, to be minimal, the impact on our employee-partners and customers in the affected areas continues to be a major concern to the Company. We are assisting our employee-partners at our operations in New Orleans and Gulfport through salary continuation and other financial assistance. The ultimate cost of this assistance, combined with lower business volume at the affected operations, will have an impact on our results.”

Mr. Farmer continued, “Additionally, the rapid increase in the cost of energy could impact our results, unless such costs return to levels seen in our first quarter. All of these factors will impact our Fiscal 2006 results. Although it is too early to know the exact impact, we are reiterating our original revenue and earnings per share guidance for Fiscal 2006. That guidance is for revenue to be in the range of $3.35 billion to $3.45 billion with full year earnings per share (diluted) in the range of $1.95 to $2.05. However, at this point, our preliminary analysis of the impact of Hurricane Katrina, as well as higher energy costs, could move us to the low end of our earnings per share range. Despite this setback in the Gulf Coast region, our Company is very strong financially and Cintas partners are pulling together as is characteristic of our culture.”

ABOUT CINTAS
Headquartered in Cincinnati, Ohio, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 700,000 businesses. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 36 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in this news release.  Factors that might cause such a difference include the possibility of greater than anticipated operating costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor, costs and possible effects of union organizing activities, outcome of pending environmental matters, the cost, results and timely completion of assessment and remediation of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic events and the reactions of competitors in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and CFO – 513/573-4211
Karen L. Carnahan, Vice President and Treasurer – 513/573-4013

Cintas Corporation
Consolidated Condensed Statements of Income
Unaudited
(In thousands except per share data)

	Three Months Ended
	Aug. 31, 2005	Aug. 31, 2004	% Chng.
Revenue:
Rentals	$628,008	$581,659	8.0
Other services	195,467	164,297	19.0

Total revenue	$823,475	$745,956	10.4

Costs and expenses (income):
Cost of rentals	$339,425	$317,754	6.8
Cost of other services	128,562	109,364	17.6
Selling and administrative expenses	223,437	198,809	12.4
Interest income	(1,702)	(1,122)	51.7
Interest expense	7,336	5,833	25.8

Total costs and expenses	$697,058	$630,638	10.5

Income before income taxes	$126,417	$115,318	9.6
Income taxes	46,882	42,652	9.9

Net income	$79,535	$72,666	9.5

Per share data:
Basic earnings per share	$0.47	$0.42	11.9

Diluted earnings per share	$0.47	$0.42	11.9

Basic shares outstanding	168,939	171,449
Diluted shares outstanding	169,564	172,660

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended
	Aug. 31, 2005	Aug. 31, 2004	% Chng.
Rentals gross margin	46.0%	45.4%
Other services gross margin	34.2%	33.4%
Total gross margin	43.2%	42.7%
Net margin	9.7%	9.7%
Depreciation and amortization	$38,353	$36,428	5.3
Capital expenditures	$36,144	$35,336	2.3
Debt to total capitalization	19.8%	19.8%

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
Unaudited
(In thousands)

	Three Months Ended
	Aug. 31, 2005	Aug. 31, 2004
Cash flows from operating activities:

Net income	$79,535	$72,666

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	30,579	29,699
Amortization of deferred charges	7,774	6,729
Deferred income taxes	17,385	21,815
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(11,258)	(4,776)
Inventories	(5,610)	(1,548)
Uniforms and other rental items in service	(3,318)	(3,567)
Prepaid expenses	(1,664)	(4,935)
Accounts payable	(3,529)	1,875
Accrued compensation and related liabilities	(1,269)	(1,272)
Accrued liabilities	(66,996)	(67,420)
Income taxes payable	5,401	3,569

Net cash provided by operating activities	47,030	52,835

Cash flows from investing activities:

Capital expenditures	(36,144)	(35,336)
Proceeds from sale or redemption of marketable securities	54,047	9,240
Purchase of marketable securities	(2,125)	(24,304)
Acquisitions of businesses, net of cash acquired	(20,968)	(14,574)
Other	3,487	1,183

Net cash used in investing activities	(1,703)	(63,791)

Cash flows from financing activities:

Proceeds from issuance of debt	46,000	--
Repayment of debt	(237)	(182)
Stock options exercised	2,996	1,514
Repurchase of common stock	(102,257)	--
Other	8,412	4,216

Net cash (used in) provided by financing activities	(45,086)	5,548

Net increase/(decrease) in cash and cash equivalents
	241	(5,408)
Cash and cash equivalents at beginning of period	43,196	87,357

Cash and cash equivalents at end of period	$43,437	$81,949

Cintas Corporation
Consolidated Condensed Balance Sheets
Unaudited
(In thousands except share data)

	Aug. 31, 2005	Aug. 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$43,437	$81,949
Marketable securities	214,310	182,028
Accounts receivable, net	337,930	291,277
Inventories, net	222,030	187,239
Uniforms and other rental items in service	308,768	304,917
Prepaid expenses	10,032	12,041

Total current assets	1,136,507	1,059,451

Property and equipment, at cost, net	823,678	790,804

Goodwill	903,356	815,936
Service contracts, net	144,424	141,992
Other assets, net	34,761	38,831

	$3,042,726	$2,847,014

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$65,781	$55,326
Accrued compensation and related liabilities	37,441	30,532
Accrued liabilities	97,483	78,030
Income taxes:
Current	38,265	40,209
Deferred	59,370	65,395
Long-term debt due within one year	7,258	10,472

Total current liabilities	305,598	279,964

Long-term debt due after one year	510,572	474,266

Deferred income taxes	133,735	126,419

Shareholders' equity:
Preferred stock, no par value: 100,000 shares
authorized, none outstanding	--	--
Common stock, no par value: 425,000,000 shares
authorized
2005: 172,306,726 shares issued and 168,234,196
shares outstanding
2004: 171,516,573 shares issued and outstanding	117,356	96,136
Retained earnings	2,115,527	1,863,213
Treasury stock:
2005: 4,072,530 shares; 2004: 0 shares	(160,461)	--
Other accumulated comprehensive income (loss):
Foreign currency translation	21,657	8,564
Unrealized loss on derivatives	(1,258)	(1,548)

Total shareholders' equity	2,092,821	1,966,365
	$3,042,726	$2,847,014